Investor Contact:	Media Contact:
Susannah Livingston	media@sprouts.com
(602) 682-1584
susannahlivingston@sprouts.com
Sprouts Farmers Market Announces $1 Billion Share Repurchase Authorization
PHOENIX, Ariz. – (Business Wire) – August 19, 2025 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) announced today that its Board of Directors authorized a new share repurchase program of $1 billion of its common shares on August 13, 2025, which replaces its current authorization with approximately $143 million remaining. The shares may be purchased on a discretionary basis from time to time, subject to general business and market conditions and other investment opportunities, through open market purchases, privately negotiated transactions or other means, including through Rule 10b5-1 trading plans. This share repurchase program may be commenced, suspended or discontinued at any time and does not have an expiration date; however, the Board expects to periodically review the authorization to assess its continued appropriateness in light of the Company's capital allocation priorities, market conditions, alternative investment opportunities, and other factors.
“Our ongoing share repurchase program reflects our robust cash flow generation and our Board's confidence in our strategy and the potential of our business. We are committed to delivering long-term value for our investors by prioritizing investments that foster business growth while also returning excess free cash flow to our shareholders through the ongoing repurchase program,” said Curtis Valentine, chief financial officer of Sprouts Farmers Market.

Forward-Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements that involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include those set out in the company’s Securities and Exchange Commission filings. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.
Corporate Profile
True to its farm-stand heritage, Sprouts offers a unique grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. The healthy grocer continues to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. Headquartered in Phoenix, and one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States, Sprouts employs approximately 35,000 team members and operates more than 450 stores in 24 states nationwide. To learn more about Sprouts, and the good it brings communities, visit sprouts.com/about/
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Source: Sprouts Farmers Market, Inc
Phoenix, AZ
8/19/25